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Exhibit 10.13
Promissory Note

Lender: Corporacion Pipasa, S,A,
Borrower: Atisbos de Belen., S.A.
Amount: c32,914,127
Currency: Costa Rican Colones
Interest Rate: 16.00% fixed rate
Date of issuance: April 1, 2001
Due date: Due on demand